Exhibit 99.7

Board of Directors

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309

November 24, 2015

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 7, 2015, to the Board of Directors of Meredith Corporation (“Meredith”) as Annex D to, and to the reference thereto under the headings “Summary—Opinion of Meredith’s Financial Advisor”, “The Transaction—Background of the Transaction”, “The Transaction— Meredith’s Reasons for the Transaction and Recommendation of Meredith’s Board of Directors” and “The Transaction—Opinion of Meredith’s Financial Advisor” in, the joint proxy statement and prospectus relating to the proposed transaction involving Meredith and Media General, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Montage New Holdco, Inc.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC